Exhibit 10.1

LawFinance/group inc.


October 30, 2003

VIA FACSIMILE

John Nano, CEO
Competitive Technologies, Inc.
1960 Bronson Road
Fairfield, CT 06824

RE: The University of Colorado Foundation, Inc., et al. v.
American Cyanamid Company, UNITED STATES DISTRICT COURT FOR
THE DISTRICT OF COLORADO Case No. 93-K-1657, on appeal to the UNITED STATES COURT OF APPEALS FOR THE FEDERAL CIRCUIT
(the "Lawsuit")

Dear Mr. Nano,

Contemporaneously with the execution of this side letter addendum, LawFinance Group, Inc. ("LFG") is entering into a separate Agreement with Competitive Technologies as of October 21, 2003 (the "Agreement") for the purchase by LFG and assignment of a portion of the Judgment obtained in the above-entitled Lawsuit. The Agreement provides for a Purchase Price of $900,000.00 in exchange for an Assigned
Portion of $1,400,000.00.

This side letter addendum is intended to modify the terms and conditions of the Agreement. Except as specifically modified by this side letter addendum, the Agreement shall govern the terms and conditions of our transaction. All terms used in this side letter addendum and defined in the Agreement, shall have the meanings set forth in the Agreement.

Scenario 1

This will serve to document our agreement that if, in the current Appeal, (i) Defendant files a petition for certiorari with the United States Supreme Court ("Supreme Court") and (ii) the United States Supreme Court grants said petition, Section 1.4 of the Agreement will be modified to read in its entirety as follows:

1.4. "Assigned Portion" - refers to the sum of Two Million
     One Hundred Sixty Thousand Dollars ($2,160,000.00), (U.S.).

Scenario 2

In the alternative, if, in the current Appeal, Defendant (a) does not file a petition for certiorari with the United States Supreme Court ("Supreme Court"), or (b) does file a petition for certiorari with the Supreme Court and the Supreme Court denies the petition for certiorari during the current 2003-2004 Term, Section 1.4 of the Agreement will be modified to read in its entirety as follows:

1.4  "Assigned Portion" - refers to the sum of One Million
     One Hundred Twenty Five Thousand Dollars ($1,125,000.00),
     (U.S.).

Scenarios 1 and 2 are further conditioned upon LFG receiving full payment within seven days of your receiving payment from Defendant, or Defendant's agent.

If the terms of the Agreement, as modified by this side letter addendum, are agreeable to you, please affix the appropriate signatures to the Agreement, sign this side letter addendum in the space provided below, and return all of the documents to LFG.

If you have any questions or wish to discuss the documents, please contact me, Alan Zimmerman, or Linda Fung of LFG at your earliest convenience. Upon receipt of the documents properly executed, we are ready to complete our due diligence and close the transaction without delay.

Sincerely yours,


/s/ Michael Blum
Michael Blum
Attorney / CEO



The undersigned hereby agrees to modify the Agreement, as provided above.


Date: October 30, 2003


/s/ John B. Nano
John Nano
CEO
Competitive Technologies, Inc.



1000 Sansome Street Suite 250
San Francisco, California 94111
Tel: 415 617-9200  Fax: 415 617-9201
www.lawfinance.com

NEW YORK  LOS ANGELES